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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of JPMorgan Capital Growth Fund, JPMorgan Growth and Income Fund, JPMorgan Dynamic Small Cap Fund and JPMorgan Small Cap Equity Fund, JPMorgan Select Growth and Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
April 30, 2002